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RACKABLE SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

RICHARD L. LEZA, JR.
STEVE MONTOYA

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Fellow Shareholders:

Don’t Be Fooled or Misled By This Board and Management Team!

Despite what this Board and Management Team want you to believe, this election is about accountability to shareholders. It is about Rackable Systems doing as well for shareholders as it is doing for the Management Team and the Board. It is about shareholder supervision and the willingness to put the good of the company’s TRUE owners first!

When we first began this proxy contest, we were focused on compensation and corporate governance issues, as well as building shareholder value. However, after reading the Company’s public filings, including CEO Mark Barrenechea’s letter to shareholders, we now believe this election is also about honesty, integrity and credibility with shareholders!

HOW HONEST IS THIS BOARD AND MANAGEMENT TEAM WITH SHAREHOLDERS?

Before we get to the main issues and what we will try to do about them if elected, we thought it would be important to point out to shareholders the kind of Board and Management Team we believe we are dealing with. Shareholders can use this evidence to draw their own conclusions as to the credibility and forthrightness of the incumbent leadership of Rackable Systems and whether there is any validity to Company claims of its own accomplishments or what was said in our meeting with them.

1. “A 56% reduction in FAS 123R stock-based compensation expense in Q1 08 as compared with Q1 07.”

In Mr. Barrenechea’s May 1, 2008 letter to shareholders, released in a May 1, 2008 DEFA14A filing, one of the points of evidence of Rackable Systems’ “transformation” was, “a 56% reduction in FAS 123R stock-based compensation expense in Q108 as compared with Q107.” In our opinion, this is misleading to shareholders and a transparent use of “spin” that tries to turn what we believe is a huge negative into a positive.

Consider the following:

If stock-based compensation is measured as securities awarded times market price, does this statement imply that the Board and Management Team are expecting shareholders to assume that they awarded half as many securities in Q108 as in Q107? After all, this reduction is one of the results for which Mr. Barrenechea writes, “The Board and the new management team have been highly encouraged...”

But what else could make total stock compensation fall in half? What about share price? The math would also work if the same number of securities were offered, but at half the value.

To check for this possibility, we did a weighted average share price analysis for Q107 and Q108, in which we took each trading day in the quarter and multiplied the closing price times that day’s trading volume. As may be seen in the table below, the weighted average stock price fell 54% in Q108 versus Q107!

	Q107	Q108	% Change
Weighted Average Share Price	$18.9637	$8.7892	(-54%)
Quarter – Highest Price	$32.42	$9.80	(-70%)
Quarter – Lowest Price	$15.97	$7.99	(-50%)

Look at the destruction in shareholder value since Q107 that had occurred by Q108. The share price hit an all-time low in Q108! Is this what the Board and Management Team think is a positive “transformation” for shareholders? Does the Board and Management Team really find a (-50%) reduction in year-over-year market capitalization encouraging? By that logic, it would seem that if the Company went bankrupt and the share price fell to $0.00, this Board and Management Team might be celebrating the fact that stock-based compensation for the quarter fell to zero!

We have continuously been saying that the Management Team is benefitting when shareholders are not. We now also question whether the Board and Management Team are being forthright with shareholders.

What else can we find that, in our opinion, shows a compensation structure materially different then the one we believe the Board and Management Team are trying to have shareholders believe exists?

On page 17 of the May 8, 2008 10-Q, we find further evidence supporting our belief that the SOLE reason that stock-based compensation fell in Q108 versus Q107 was because of the drastically lower share price and NOT because less securities were issued:

Restricted Stock Units (RSUs)
Balance at Dec. 29, 2007	800,249
Balance at March 29, 2008	1,572,458

As can be seen from the Company’s own filing, the net number of restricted stock units outstanding nearly doubled in Q108 alone, rising 96%!! More significantly, when we set aside released and forfeited RSUs, we can see that the Company actually awarded 1,050,000 RSUs in Q108, which is more than a 130% increase in just one quarter! Is this the reduction the Board and Management Team are talking about?

According to Company filings, the Company actually INCREASED its total unrecognized compensation cost by $7.6 million or 22% in Q108!!

	Dec. 29, 2007 (1)	March 29, 2008 (2)
Non-Vested Stock Options	$ 17.6 million	$ 20.8 million
Restricted Stock Awards	$ 5.0 million	$ 4.4 million
Restricted Stock Units	$ 12.2 million	$ 17.2 million
Total	$34.8 million	$42.4 million

(1)	10-K, filed March 13, 2008, pages 74-75
(2)	10-Q, filed May 8, 2008, pages 16-17

In summary, we believe shareholders should focus on what we believe is the “real” reason for the year-over-year drop in stock-based compensation, the dramatic drop in share price. We believe they should also look at the doubling of RSUs in Q108 and seriously think about the way in which this Board and Management Team are positioning, with pride, that stock-based compensation is down year-over-year.

We leave it up to shareholders to decide for themselves whether this Board and Management Team are being truthful and straightforward with them, or if they are trying to “spin” the facts to shareholders, as we believe, in order to create an impression different than the facts.

2. “Directors are expected to hold, after one year of service, stock ownership in Rackable Systems with a market value of at least equal to the annual retainer payable to directors.”

Pages 13-14 of the Company’s April 28, 2008 definitive proxy statement list the Company’s Corporate Governance Guidelines, of which this statement is one. Again, in appears to us that the Board and Management Team are using this point in an attempt to have shareholders believe that they are leaders in corporate governance and, consequently, do not need shareholder oversight in this area.

However, again, let’s look at the facts:

According to the Director bios on pages 7-8 of the April 28, 2008 definitive proxy statement, the start dates of the four incumbent, “independent” Directors are:

	Member of Board since:	Est. Tenure on March 12, 2008
Ronald Verdoorn, Chairman	March 2005	3 Years
Charles Boesenberg	August 2006	1 year, 7 months
Gary Griffiths	November 2004	3 years, 4 months
Hagi Schwartz	August 2004	3 years, 7 months

According to pages 21-22 of the April 28, 2008 definitive proxy statement, the ownership of these four Directors as of March 12, 2008 was:

	Beneficial Ownership	Options Included as Shares (1)	Actual Shares
Ronald Verdoorn, Chairman	28,995	26,651	2,344
Charles Boesenberg	15,286	13,332	1,954
Gary Griffiths	29,742	28,179	1,563
Hagi Schwartz	31,689	29,345	2,344

(1)	Per footnotes, DEFC14A, filed April 28, 2008, pages 21-22

According to page 25 of the Company’s definitive proxy statement, dated April 28, 2008, the “annual retainer payable to directors” is $45,000. On March 12, 2008, the closing price was $8.57/share.

Each of these incumbent, “independent” directors has been on the Board for well over a year as of March 12, 2008. To meet their own ownership expectation, this would entail owning 5,250 shares,  yet it appears NONE of these Directors lives up to the Company’s own Corporate Governance Guidelines, including Mr. Griffiths, who is the Chairman of the Nominating and Corporate Governance Committee!!

IF THE COMPANY’S OWN CORPORATE GOVERNANCE CHAIRMAN DOESN’T FOLLOW, MUCH LESS ENFORCE, COMPANY RULES ON THE BOARD, WHO WILL? WE WILL!!!

Again, we ask shareholders whether they believe this is an honest and credible Board. How do you promote as a positive to shareholders a standard for which it appears that NONE of the Directors for whom the standard applies, even meets in the first place?!?

We believe it is hypocritical for this Board and Management Team to continually focus shareholders on the fact that Mr. Leza “only” owns 2,600 shares (as of March 12, 2008), when that was still more shares than any of these Directors owned in the first place!

According to pages A-2, A-3 and A-4 of the Company’s definitive proxy statement, dated April 28, 2008, every single one of those shares came from a “conversion of restricted stock units into common stock.” In other words, as of March 12, 2008, NONE OF THESE DIRECTORS HAD PUT A SINGLE DOLLAR OF THEIR OWN MONEY INTO THE STOCK VIA OPEN-MARKET PURCHASES; EVEN AFTER THREE OF THEM HAD BEEN ON THE BOARD FOR THREE YEARS!

ALL OF THEIR STOCK HAS COME FROM THE QUARTERLY VESTING OF RESTRICTED STOCK UNITS THAT THEY AWARDED TO THEMSELVES!

Again, we ask shareholders to think carefully about whether this Board is credible, whether they are being open and transparent with shareholders, and whether they are actually “walking the walk” versus “talking the talk.”

IF THESE ARE ACTIONS AND COMMUNICATIONS WITH SHAREHOLDERS OF THIS BOARD AND MANAGEMENT TEAM IN THE MIDST OF A PROXY CONTEST, WHAT WERE THEY LIKE BEFORE WE APPEARED ON BEHALF OF SHAREHOLDERS?

Option Exchange WITHOUT SHAREHOLDER APPROVAL = Option Repricing to $0.00 for Executives

We believe that the July 10, 2007 tender offer to exchange employee stock options for restricted stock awards demonstrated questionable timing and motive, benefitted Management at the expense of shareholders and was not in keeping with the Best Practices of Corporate Governance.

WE ALSO BELIEVE THE BOARD GAVE ITSELF A ONE-TIME AWARD OF RESTRICTED STOCK (SEE POINT 4 BELOW) THAT ALLOWED IT TO INDIRECTLY PARTICIPATE IN THE EXCHANGE, WITHOUT NEEDING TO EXCHANGE ANYTHING! THIS WOULD BE THE CLEAREST EXAMPLE YET OF THE BOARD PUTTING ITSELF BEFORE SHAREHOLDERS, OR EVEN EXECUTIVE OFFICERS AND EMPLOYEES!!

To begin with, even though this was called an “exchange,” we believe it is more accurate to call it what it was in an economic sense: a repricing to a $0.00 strike price. Restricted stock is an option with a strike price of $0.00/share!! As long as the stock is above $0.00/share, it is worth something. On the other hand, with an actual option, if the stock price fell further, the options would be underwater and worthless. Not so with stock.

WE BELIEVE IT IS POOR PRACTICE AND UNFAIR TO SHAREHOLDERS TO EXCHANGE UNDERWATER OPTIONS FOR STOCK WITHOUT PRIOR SHAREHOLDER APPROVAL, EVEN IF IT IS ALLOWED IN THE EQUITY PLAN.

We then asked ourselves why the Board didn’t simply put the option exchange up for shareholder vote in the first place, particularly if they believed there was a compelling argument for doing so.

That made us look closer at the terms and specifics of the option exchange:

1. Rationale for the re-pricing – Was the stock price decline beyond management’s control?

We believe the stock price decline was in Management’s control.

According to an Associated Press article on January 17, 2007, Rackable Systems’ shares, “took a beating in afternoon trading on Wednesday over the company’s warning that it expects to miss Wall Street’s fourth quarter expectations and its reluctance to disclose details about its challenges. Caris & Co. analyst Shelby Seyrafi cut his rating on the stock to ‘Average’ from ‘Above Average,’ and said the warning was ‘worse than we thought.’”

The stock fell (-38%) that day, from $32.42/share to $19.98/share.

Two weeks later, on February 1, the Company announced its actual fourth quarter results after the close. The next day, the stock fell another (-18%) from $20.34/share to $16.69/share.

As the Company states on page 28 of its definitive proxy statement dated April 28, 2008, “In the period between the company’s first quarter 2007 preannouncement on April 4, 2007 and April 27, 2007 (i.e. the first trading day following the company’s announcement of first quarter 2007 financial results), the company market capitalization lost one third of it’s value.”

Looking at the share prices on those dates, the stock fell from $16.88/share to $11.27/share, or (-33%).

In summary, over 100 days, the stock price fell from $32.42/share on January 17, 2007 to $11.27/share on April 27, 2007, a drop of (-65%), on the heels of TWO negative earnings preannouncements.

2. Timing – Was the exchange after a recent precipitous drop in the Company’s stock price?

We believe repricing underwater options less than two months after a cumulative (-65%) decline in stock price demonstrates questionable timing and motive.

A mere 45 days after the previously lowered Q107 results were announced, the Company filed its SC TO-I announcing the option exchange on June 11, 2007. We cannot think of a scenario where this repricing would be justified within a year of such a drop.

According to page 22 of the Company’s March 13, 2008 10-K, since the June 2005 IPO, the Company’s, “stock price has fluctuated significantly, from a low of approximately $7.76 per share to a high of $56 per share. At times the stock price has changed quickly.” In addition, on page 72, the Company uses a 60% volatility figure to compute the Black-Scholes fair value of its options.

In summary, we believe the Company did an injustice to shareholders by rushing into a repricing, when in our view, the Company’s stock price has been so volatile, that many of the lowest priced options could equally likely have been back “in-the-money” over the near term.

3. Participants – Were executive officers excluded?

Named executive officers participated and, we believe, received a disproportionate benefit from it.

According to page 72 of the Company’s 10-K filed March 13, 2008, “Furthermore, this tender offer was not available to the Company’s then current, directors or named officers.....” (Emphasis added.)

However, according to page 43 of the Company’s definitive proxy statement dated April 28, 2008, “Only three of our named executive officers participated in the Option Exchange Program.” (Emphasis added.)

	Exchanged Options	Restricted Stock Units Awarded
Madhu Ranganathan, CFO	185,000	87,500
Giovanni Coglitore, CTO	65,000	30,000
Gautham Sastri, EVP, RapidScale	140,000	49,167

According to the Company’s SC TO-I/A filing on July 11, 2007, the Company accepted options for exchange from 187 eligible participants and issued RSUs for 893,828 shares on July 10, 2007. (The closing stock price on July 10, 2007 was $12.35/share.) Using this information, we see:

	% of total RSUs	Value of RSUs
Madhu Ranganathan, CFO	9.8%	$1,080,625
Giovanni Coglitore, CTO	3.4%	$ 370,500
Gautham Sastri, EVP, RapidScale	5.5%	$ 607,212

In summary, three named executive officers were allowed to participate in the option exchange, (even though there appears to be some internal confusion as to whether they were eligible or not), and although they only represented 1.6% of eligible participants, they received 18.6% of the economic value, or more than $2 million!

4. Participants – Were directors excluded?

WE BELIEVE THE BOARD FIGURED OUT A WAY TO PARTICIPATE IN THE EXCHANGE INDIRECTLY, WITHOUT NEEDING TO EXCHANGE ANYTHING TO RECEIVE THEIR SELF-AWARDED RESTRICTED STOCK!

As we looked into Director compensation, as will be addressed later, we couldn’t help but notice that all references to annual Director compensation referred solely to cash compensation and grants of stock options, (see pages 24-27 of the Company’s April 28, 2008 definitive proxy statement and the “Compensation of Newly Elected Directors” filed in the Company’s 8-K dated February 6, 2008).

IN NEITHER PLACE DO WE SEE A POLICY OR REASONING GIVEN FOR AWARDING THE BOARD RESTRICTED STOCK UNITS AND YET, THAT’S EXACTLY WHAT HAPPENED ON JUNE 11, 2007!

As mentioned in 2) above, the Company announced the option exchange tender offer on June 11, 2007. In the transaction table for all Directors and Officers on pages A-2, A-3 and A-4 of the Company’s April 28, 2008 definitive proxy statement, we see that on June 11, 2007, the following restricted stock awards were made to the then-incumbent Directors:

	RSUs	Total value of RSUs(1)	RSU Value Reported(2)
Charles Boesenberg, (Comp. Comm. Chair)	15,625	$206,719	$27,228
Gary Griffiths	12,500	$165,375	$21,783
Hagi Schwartz	18,750	$248,063	$32,674
Ron Verdoorn, Chairman	18,750	$248,063	$32,674

(1)	June 11, 2007 closing stock price was $13.23/share.
(2)	As shown on page 24 of the Company’s definitive proxy statement, dated April 28, 2008.

This information gives us a number of concerns with respect to forthrightness, credibility and fiduciary duties of these Directors:

a) As mentioned earlier, we see NO references to any restricted stock awards for Directors, at any time, and yet THESE FOUR DIRECTORS AWARDED THEMSELVES $868,220 IN RSU AWARDS ON THE DAY

THE OPTION EXCHANGE WAS ANNOUNCED!! So even though all of the Company filings stated that Directors wouldn’t be eligible to participate in the exchange, (see point 3), IT APPEARS TO US THE BOARD SIMPLY AWARDED ITSELF HUNDREDS OF THOUSANDS OF DOLLARS WORTH OF RESTRICTED STOCK UNTIS A MONTH BEFORE THEY ALLOWED EXECUTIVE OFFICERS AND EMPLOYEES TO RECEIVE THEM, THEREBY MAKING THE AWARDS TECHNICALLY SEPARATE FROM THE EXCHANGE AND ALSO ELIMINATING ANY REQUIREMENT FOR THEMSELVES TO RETURN ANY PREVIOUSLY SELF-GRANTED OPTIONS IN RETURN!

b) Because of the reporting rules and vesting schedule, we believe shareholders are being legally misled about the magnitude and severity of what we believe is Board self-interest at the expense of shareholders. Again, like with reduction in stock-based compensation claim, shareholders may be receiving the “letter of the law” disclosure, but in our minds, they are being kept from the “spirit of the law” truth. Looking at the disclosure, shareholders may incorrectly assume that the Board really did receive “only” the smaller, vested portion of RSUs that are reported in the Director Compensation table. Yet as we can see in the table above, Directors actually received over seven times as much RSU value as was actually reported! Again, we believe this is misleading to shareholders and continues to show that the Board is not being open and forthright with shareholders.

IS THIS THE KIND OF BOARD SHAREHOLDERS WANT TO KEEP AROUND? IN OUR OPINION, THIS IS ONE OF THE CLEAREST EXAMPLES YET THAT THE BOARD CONTINUES TO LOOK OUT FOR ITSELF AT THE EXPENSE OF SHAREHOLDERS!!

5. Economic value – Was this a value-for-value exchange?

The exchange created additional value for executive officers and employees.

According to page 72 of the Company’s 10-K dated March 13, 2008, “The unrecognized compensation costs of the 2,238,883 options cancelled were $17.1 million. The total fair value of the restricted stock unit awards on July 10, 2007 was $17.2 million...”

Those who support the Board and Management Team may argue that it’s “close enough,” but we are left to wonder why the Company couldn’t just as easily have rounded down to $17.0 million. There is a reason why the evaluation threshold is value-for-value. What was the point of pushing the envelope on this, especially considering this was done without seeking shareholder approval?

TO US, THIS REPRESENTS JUST ONE MORE PIECE OF EVIDENCE THAT THE BOARD AND MANAGEMENT TEAM ARE LOOKING OUT FOR THEMSELVES, AS OPPOSED TO SHAREHOLDERS!

6. Method of repricing – Was there a legitimate reason for awarding RSUs versus repricing options?

In our opinion, the awarding of restricted stock units makes NO sense for shareholders!

On page 25 of the Company’s April 28, 2008 definitive proxy statement, the Company states, “These restricted stock units were awarded, rather than stock options, in part, because our stock value remained low despite our attainment of revised annual projections for 2007.” (Emphasis added.)

This rationale shocks and puzzles us as shareholders. The stock price was low, (which affected every shareholder), because the Company had two consecutive quarters of negative preannouncements, yet that is the reason the Board chose to award RSUs instead of stock options? Options would have been priced at

$12.35/share, the closing market price on July 10, 2007; whereas restricted stock is basically an option with a strike price of $0.00/share!

Why did the Board, “upon recommendation of new management,” use an instrument that not only diluted shareholders, but also guaranteed value for employees, including executive officers, regardless of stock price?

Let’s use CFO Madhu Ranganathan as an example:

	Number of Securities	July 10, 2007 Exercise Price	Value if (-35%) move Share Price = $8.00	Value if +35% move Share Price = $16.67
Exchanged Options	185,000	$12.35	$ 0	$ 799,200
Restricted Stock Units Awarded	87,500	$ 0.00	$700,000	$1,458,625

By awarding restricted stock units instead of “merely” repricing the options to the then-current share price, this Board and Management Team has created tremendous economic value FOR EXECUTIVE OFFICERS and employees, as opposed to shareholders!

In the case of an $8.00/share price, (which the stock fell below in both January and February 2008, on its way to setting a new all-time low), we can see that executive officers and employees were able to retain a significant economic benefit from being awarded RSUs versus having their options repriced, even in the case of a continuing, dramatic fall in stock price!

As may be seen in 3) above, there were 893,828 RSUs awarded in the exchange. At $8.00/share, these RSUs still retained a value of $7,150,624; an incredible payday for executive officers and employees, AS OPPOSED TO A $130 MILLION REDUCTION IN VALUE FOR SHAREHOLDERS!

And if the stock price had risen equally dramatically in this example, the Board would also have ensured that executive officers and employees benefitted by an even greater amount with RSUs, versus options, because the option would only have intrinsic value ABOVE $12.35/share, whereas the RSU would INCLUDE that $12.35/share value on top of any stock price increase!

IN SUMMARY, WE BELIEVE THIS IS YET ANOTHER EXAMPLE OF HOW THE BOARD ENSURES THAT MANAGEMENT GAINS DISPROPORTIONATELY MORE THAN SHAREHOLDERS, OR WORSE, GAINS EVEN WHEN SHAREHOLDERS LOSE!

7. Eligible exercise prices – Were exercise prices of surrenderable options set at a reasonable price?

We believe the eligible exercise price was set far too low and thus, benefitted executives and employees at the expense of shareholders.

According to page 2 of the Company’s tender offer, attached as Exhibit 99.(a)(1)(A) in their SC TO-I filed on June 11, 2007, the Company was, “offering eligible employees the opportunity to exchange outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $16.00 per share...”

We believe it is a best practice for the exercise price of surrendered options to be above the 52-week high. Nevertheless, the $16.00 exercise price eligible for exchange was a significant (-60%) below the $40.42/share 52-week high. So while many shareholders experienced a dramatic decline in their investment over the prior year, named executives and employees were able to avoid the loss in the value of their options with a “fresh start.”

Even if others disagree with our view regarding the 52-week high, we believe it is hard to argue with the belief that $16.00/share was far too low. To begin with, the Company’s stock closed on June 11, 2007 at $13.23/share, so options as little as 21% “out-of-the-money” were eligible for exchange, and as pointed out in 2) above, the Company’s historical stock volatility made that a reasonably achievable move.

Second, looking at the Company’s historical stock price, the last time the stock was above $16.00/share was on April 4, 2007; a mere 68 DAYS earlier! Given such a recent time frame for that price level, why was such a low exercise price chosen?

It becomes even more puzzling to us when we read page 25 of the Company’s April 28, 2008 definitive proxy statement, which states, “These restricted stock units were awarded, rather than stock options, in part, because our stock value remained low despite our attainment of revised annual projections for 2007.” (Emphasis added.) So the Company hits the guidance it previously lowered and the Board and Management Team are wondering why the stock price was low?

AND AFTER ADMITTING THE STOCK PRICE WAS LOW, WHY DIDN’T THE BOARD AND MANAGEMENT TEAM THINK IT WAS QUESTIONABLE TO EXECUTE AN OPTION EXCHANGE, (THAT NAMED EXECUTIVE OFFICERS WERE ALLOWED TO PARTICIPATE IN), AFTER ONLY A FEW MONTHS?!? Why didn’t they give the stock price, and shareholders, some time to see if the stock price would recover? Or why not use a higher exercise price for the exchange?

In summary, we believe that this Board and Management Team rushed into an option exchange with the full belief that the stock price was artificially low, and rather than wait a reasonable period and see if the market price would correct itself, chose to do an option exchange at the expense of shareholders. TO US, THIS APPEARS TO BE A RUSH TO TAKE ADVANTAGE OF A SHORT-TERM PRICE DROP!

8. Eligible grant dates – Were the repricing participants able to take advantage of a short-term price drop?

We believe the option exchange was primarily designed for employees to take advantage of a short-term drop in the Company’s share price.

According to page 2 of the Company’s tender offer, attached as Exhibit 99.(a)(1)(A) in their SC TO-I filed on June 11, 2007, “The offer will be open to all persons (Eligible Holders) that as of the commencement of the Offer are employed by us or our wholly-owned subsidiaries.” And as cited in 5) above, the eligible exercise prices were $16.00 per share and above.

We believe there is something fundamentally flawed with an exchange that allows options with grant dates of less than two or three years to be eligible. In this case, any employee as of June 11, 2007, with an option granted with an exercise price above $16.00/share was eligible. Looking at the Company’s historical stock price, the last time the stock was above $16.00/share was April 4, 2007.

In summary, even an employee who was granted an option a mere 68 DAYS earlier was eligible for the exchange! Eligible for the exchange after barely two months? IN OUR OPINION, THIS CLEARLY SUGGESTS THAT THE EXCHANGE WAS DESIGNED TO TAKE ADVANTAGE OF A SHORT-TERM DOWNWARD PRICE MOVEMENT!

9. Other

We have other issues with the option exchange that we won’t go into for the sake of brevity, but they include that the newly awarded RSUs began vesting immediately, on a quarterly basis, without any black-out period, and THE SURRENDERED OPTIONS WERE ADDED BACK INTO THE PLAN RESERVE, which we believe is a negative for shareholders given the Company’s average burn rate over the past couple of years.

WE BELIEVE THE OPTION REPRICING IS JUST ONE MAJOR EXAMPLE OF WHY THE COMPANY NEEDS DIRECT, INSIDE SHAREHOLDER SUPERVISION!

We now turn to other examples of Board and Management Team compensation, which we believe further indicate how insiders are benefitting by controlling the Company mechanics, as opposed to shareholders:

Excessive Compensation Resulting From Dramatic Increase in Stock Awards From Plan Passed Without Shareholder Approval

In our view, Executive compensation is set beyond reasonable levels at Rackable Systems, with no correlation to stock price performance, no true long-term retention component, and not enough time allowed for determining operating results stability before the issuance of even more compensation.

Beginning in 2006, stock-based compensation increased dramatically, with million-dollar awards being made more than once a year. And given that most of these awards VEST MONTHLY or quarterly, they appear to us to have no more effect than being an indirect salary payment, with total values that appear to far exceed the base salary of executives.

	Stock-based Compensation	R&D (excl. share-based comp.)	Operating Income (Loss)	Full-year Stock Price Change
2007	$23,235,000	$21,394,000	($71,578,000)	(-67.7%)
2006	$20,755,000	$ 8,576,000	$11,547,000	8.7%
2005	$ 553,000	$ 2,177,000	$23,617,000	IPO in June 2005

According to page 27 of the Company’s 10-K filed March 13, 2008, stock-based compensation expense was $553,000 in 2005. In 2006, that figure jumped to $20.8 million (versus R&D of $8.6 million and operating income of $11.5 million). In 2007, it increased further, reaching $23.2 million (versus R&D of $21.4 million and an operating loss of $71.6 million). [Note: Per the Company’s footnote, we have back out non-cash share-based compensation from R&D to give a true picture of actual spending on R&D.]

Given the magnitude of compensation versus actual R&D spending, we wonder if the Company’s operating results would improve if as many resources were focused on R&D as appear to be focused on compensation. IN OUR OPINION, THERE IS SOMETHING INTUITIVELY WRONG WITH A TECHNOLOGY COMPANY THAT PUTS MORE OF ITS RESOURCES INTO COMPENSATION THAN INTO DEVELOPING AND IMPROVING THEIR TECHNOLOGY.

We believe the seeds for this dramatic compensation increase were planted in January 2006, when the Rackable Systems Board of Directors adopted the 2006 New Recruit Equity Incentive Plan WITHOUT SHAREHOLDER APPROVAL, allowing them to grant awards for up to 1,000,000 shares of common stock.

Shares of Common Stock
January 2006	Initial Stock Award Allowance	1,000,000

August 2006	Increase in Plan	500,000
January 2007	Increase in Plan	500,000
	Total	2,000,000

According to page 70 of the Company’s 10-K filed March 13, 2008, the Board passed the 2006 New Recruit Equity Incentive Plan, WITHOUT SHAREHOLDER APPROVAL, increased the plan by 500,000 shares seven months later, WITHOUT SHAREHOLDER APPROVAL, and increased the plan by another 500,000 shares five months later, WITHOUT SHAREHOLDER APPROVAL, thereby DOUBLING THE PLAN SIZE AFTER ONLY ONE YEAR!

According to page 23 of the Company’s definitive proxy statement, dated April 28, 2008, there are only 1,066,859 shares remaining in the plan, so THE INITIAL ALLOWANCE OF SHARES ARE BASICALLY GONE ALREADY, which could certainly have a lot to do with the exponential increase in stock-based compensation since 2005!

Rapidly Vesting Restricted Stock Awards = Additional Salary

We also take issue with the fact that many of the restricted stock units awarded to Mr. Barrenechea vest MONTHLY! This feature makes the RSUs more of an income windfall then an incentive or employment retention tool. According to the Company’s May 30, 2007 8-K, Mr. Barrenechea’s monthly base salary is $29,167/month, (based on an annual base salary of $350,000). According to page 44 of the Company’s April 28, 2008 definitive proxy statement, in the “Option Exercises and Stock Vested” section, Mr. Barrenechea vested 3,125 shares/month from June through December, worth an average of $39,143/month!

MR. BARRENECHEA IS RECEIVING MORE TAXABLE ORDINARY INCOME FROM RESTRICTED STOCK AWARDS THEN FROM HIS OWN BASE SALARY!

Excessive Compensation “Bonuses” Unrelated to Stock Price Performance

Using CEO Mark J. Barrenechea as an example, on June 11, 2007, in connection with his May 24, 2007 initial employment agreement filed in the Company’s 8-K dated May 30, 2007, Mr. Barrenechea was granted 700,000 options and awarded 150,000 shares of restricted stock. According to page 39 of the Company’s definitive proxy statement, dated April 28, 2008, Mr. Barrenechea’s options had a Black Scholes grant date fair value of $9,621,000 and his restricted stock award was valued at $1,984,500.

Eight months later, despite no contractual obligation disclosed in the 8-K dated May 30, 2007, Mr. Barrenechea was awarded an additional 150,000 shares of restricted stock on February 11, 2008, which, because they were awarded after the 2007 fiscal year-end date, are not required to be disclosed in the Company’s April 28, 2008 definitive proxy statement that shareholders have received. At a closing price of $8.83/share on February 11, 2008, Mr. Barrenechea’s restricted stock award “bonus” was valued at $1,324,500.

To summarize, after only eight months as CEO, the Board approved total compensation of $3,309,000 in restricted stock and $9,621,000 in options, in addition to a base salary of $350,000 and quarterly cash bonuses totaling over $114,000.

YET OVER THE SAME EIGHT MONTH PERIOD BETWEEN THE TWO RESTRICTED STOCK AWARDS, THE STOCK PRICE FELL OVER (-33%), LOSING OVER $130 MILLION IN MARKET CAPITALIZATION FOR STOCKHOLDERS! IS THIS WHAT SHAREHOLDERS WANT?

We wonder what Mr. Barrenechea was being rewarded for. Why didn’t the Board allow even one full year to pass before giving this “bonus” to determine whether the turn-around was sustainable and on-going? If they knew that it was, that would seem like front-running non-public information to us. If they didn’t know, well, that is our point.....

No matter how successful the Board believes Mr. Barrenechea was after only eight months, his initial contract award of 700,000 options and 150,000 restricted stock units, WHICH ARE BOTH VESTING MONTHLY, seem to be the incentive and reward he was given to encourage this type of performance in the first place! So why was there a need to award him an equal amount of restricted stock so quickly?!?

On top of that, the Board has been awarding Mr. Barrenechea with quarterly cash bonuses of $32,451.92 for the second quarter of 2007, $82,500 for the fourth quarter of 2007, and $87,500 for the first quarter of 2008. So in his first year, the Board has awarded Mr. Barrenechea $202,451.92, or 58% of his annual base salary! IF MR. BARRENECHEA HAD BONUS POTENTIAL FOR OPERATIONAL PERFORMANCE AND IF HIS OPTIONS AND RESTRICTED STOCK ARE TRULY “INCENTIVES” AS THE BOARD WOULD HAVE US BELIEVE, THEN WHY DID MR. BARRENECHEA ALSO RECEIVE THE ADDITIONAL $1,324,500 WORTH OF RESTRICTED STOCK? And given the magnitude of the restricted stock “bonus,” why is he also still receiving such sizeable cash bonuses as a percentage of his annual base salary?

Board Director Compensation – Awarding Generous Raises and RSUs To Themselves

We believe the Board is too close to the compensation issue, and have been benefitting just as much from its policies, that there may be no incentive to even address these issues. We believe the dramatic economic benefit they have received over the past couple of years may create a conflict of interest for them, which could make them ineffective shareholder advocates for change.

According to the “Director Compensation For Fiscal 2007” table on page 24 of the Company’s April 28, 2008 definitive proxy statement, the four non-employee Directors focused on in this letter made an average compensation of $235,995 in 2007. While we each side can argue about whether this Board is worth that amount, (in our opinion, they are NOT), WE BELIEVE SHAREHOLDERS ARE NOT BEING MADE AWARE OF THE TRUE EXTENT TO WHICH THESE DIRECTORS ARE COMPENSATING THEMSELVES!Again, even though Director compensation is reported as allowed by law, shareholders are only being shown that portion of compensation expense actually incurred in fiscal year 2007.

To begin with, on page 25 of the Company’s April 28, 2008 definitive proxy statement, we see that Directors received substantial raises on June 1, 2007:

	Before June 1, 2007	After June 1, 2007	Percentage Increase
Annual Retainer for Board Members:	$35,000	$45,000	29%
Annual Retainer for Committee Positions:
Audit Committee Chairperson:	$15,000	$20,000	33%
Other Audit Committee Members:	$ 2,500	$10,000	300%
Compensation Committee Chairperson:	$ 5,000	$10,000	100%
Other Compensation Committee Members:	$ 2,500	$ 5,000	100%
Nominating Committee Chairperson:	$ 5,000	$ 6,000	20%
Other Nominating Committee Members:	$ 2,500	$ 3,000	20%
Annual Retainer for Non-Employee Chairman of the Board:	$20,000	$20,000 (1)	500% (2)

(1)	Plus an additional retainer of $50,000 for period from June 2007 through November 2007 (= $70,000)
(2)	Annualized, based on $50,000 additional retainer for six months (= $100,000 + original $20,000 annual retainer)

As can be seen in the table above, the Board granted itself hefty increases in its own cash compensation, particularly for Compensation Committee members, (which adds to our concern about a conflict of interest). WHAT IS MORE CONCERNING TO US IS THE $50,000 ADDITIONAL RETAINER RECEIVED BY CHAIRMAN VERDOORN FOR THE SIX MONTH PERIOD STATED, WITH NO EXPLANATION OTHER THAN A FOOTNOTE CALLING IT A “SPECIAL PAYMENT.” What was this for?!?

We note that June 2007, (when the “additional retainer / special payment” occurred), was when the option exchange program was announced. Again, as mentioned in detail in the option exchange section above, Directors received hundreds of thousands of dollars worth of restricted stock in June 2007, as well as these generous raises, as well as the aforementioned “additional retainer / special payment” bonus to the Chairman.

WITH ALL OF THE EVIDENCE ABOVE, IT IS VERY CLEAR TO US THAT THIS BOARD HAS SPENT A LOT OF TIME AND EFFORT FIGURING OUT HOW TO COMPENSATE ITSELF AND THE MANAGEMENT TEAM, AT THE EXPENSE OF THE BUSINESS AND SHAREHOLDERS.

IN OUR OPINION, WHETHER THE STOCK PLUMMETS (-60%) OR HAS A COUPLE OF QUARTERS OF IMPROVING TRENDS, THE BOARD AND MANAGEMENT TEAM SEEMS TO COME OUT FURTHER AHEAD FINANCIALLY THEN SHAREHOLDERS!

MESSRS. LEZA AND MONTOYA WOULD BE VALUABLE ADDITIONS TO THE BOARD

The Board unanimously argues that we would not be valuable additions to the Board, yet without being on the Board, look at all we have already accomplished for shareholders by putting focus on what the Board is doing:

1.	Over a month AFTER Mr. Leza spoke with Mr. Barrenechea, CEO, regarding Mr. Leza’s desire to join the Board as an independent shareholder representative, the company appoints two independent directors on February 6, 2008.

2.	Weeks AFTER Mr. Leza submitted his nomination, the Board amends the Bylaws on March 3, 2008 to provide for majority voting in uncontested elections.

3.	Almost two months AFTER we submitted our Say-on-Pay Shareholder Proposal, the Compensation Committee announces in the Company’s April 25, 2008 preliminary proxy statement that it now “intends to invite its largest shareholders (the top 20 shareholders) to a meeting prior to making annual compensation decisions.”

WOULD THIS BOARD HAVE DONE ANY OF THIS WITHOUT OUR PRESENCE? WILL THEY FOCUS ON THE MAJOR COMPENSATION AND REPRICING ISSUES IF WE ARE NOT EVENTUALLY ELECTED TO THE BOARD? WILL THEY CONTINUE TO DO ANYTHING FOR SHAREHOLDERS IF WE LOSE THIS ELECTION?

While the Board and Management Team may think that this is “enough” activity to satisfy shareholders into thinking that independent supervision is not needed, shareholders need to focus on the timing of this Board’s actions, as well as their truthfulness and forthrightness with shareholders, as challenged throughout this letter. Many of the corporate governance “improvements” they highlight have occurred AFTER we submitted our nominations and shareholder proposal, and many of them don’t even address the underlying issues that we have with the company!

AGAIN, WE BELIEVE THIS ELECTION IS ABOUT HONESTY, INTEGRITY AND CREDIBILITY WITH SHAREHOLDERS!

WHY VOTE FOR MESSRS. LEZA AND MONTOYA?

If elected to the Board of Directors, Messrs. Leza and Montoya will endeavor to implement the following actions on behalf of the stockholders:

1. Amend the Company’s Bylaws to expressly prohibit the repricing or exchange of options, including any mechanisms that achieve the same economic effect;

2. Require the 2006 New Recruit Equity Incentive Plan (and any future share increases), and any other equity awards plan, to be approved by shareholders before any additional awards and grants may be made;

3. Hire an independent compensation consultant to advise and assist a special independent board committee with the review, evaluation and, if needed, reconsideration of the employment contracts with the key executives of the Company;

4. Hire an independent compensation consultant to advise and assist a special independent board committee with the review, evaluation and, if needed, reduction of the total annual Director compensation; and

5. Hire an independent investment banker, reporting to the independent directors, to evaluate ways to maximize stockholder value utilizing the company’s strong cash position;

WHY DO WE NEED TWO BOARD SEATS?

We believe this election is “all or nothing” for shareholders. WE NEED TWO SEATS IF WE ARE TO HAVE ANY HOPE OF GETTING SOMETHING POSITIVE DONE FOR SHAREHOLDERS! If only one of us is elected, there will be no one to second any motion that we make that would attempt to address these issues. Remember, this Board is unanimously against us and our “Say-on-Pay” proposal, so it is clear to us that they do not believe there are any issues that need to be addressed.

Even if we are both elected, we will still only constitute a minority of the members of the Board of Directors and accordingly, if the full Board of Directors is present at a meeting, we will not be able to cause any action to be taken, or not to be taken, by the Board of Directors; However, with two of us there, they will not be able to shut us out so easily when we speak!

WHY DO WE NEED A SAY-ON-PAY PROPOSAL?

Despite the Board’s unanimous rejection of this proposal and assertion that there are other procedures in place for effective stockholder communication with the Board, the fact is that when a Board creates and implements stock plans without shareholder approval, increases that plan’s share count repeatedly without shareholder approval, offers option exchanges for stock, without shareholder approval, and gives “bonuses” after only a matter of months when there is no contractual reason to do so, than there really is no effective mechanism in place to prevent such practices. What is needed here is tremendous shareholder oversight, not only through Board representation, but also through a specific process that puts a spotlight on pay practices at the Company and allows for advisory votes of no confidence.

The Board states that a Say-on-Pay vote “does not provide any meaningful information on which to base compensation policies and practices.” As noted above, in response to our criticisms, the Compensation Committee is also now offering to hold a meeting with its largest shareholders to discuss compensation. We see this meeting as complimentary to a “Say-on-Pay” vote, not as opposed to it, but that is why we believe we are we are more forwarding thinking and less entrenched. WHY NOT HOLD THIS NEW MEETING FOR SHAREHOLDERS AFTER THE SAY-ON-PAY VOTE, SO THAT SPECIFIC SHAREHOLDER CONCERNS AND REASONS FOR THE VOTE’S OUTCOME WILL BECOME CLEAR TO COMPENSATION COMMITTEE MEMBERS?

It seems to us that any conversations at this meeting would be required to be focused on the prior year’s disclosed compensation details anyway, rather than on up-coming compensation amounts, as we do not believe the SEC would allow selective disclosure and/or the advance release of such non-public information to only a select group of shareholders.

A Say-on-Pay vote with a meeting thereafter to discuss reasons and details makes perfect sense!

CONCLUSION

For all of the reasons stated above, we believe Rackable Systems’ NEEDS shareholder representation! We note that neither General Hagee, nor Mr. King, owned a single share of Rackable Systems’ stock when were appointed, and we have already shown that none of the other four “independent” directors had put a single dollar of their money through March 12, 2008, despite years of being on the Board.

Furthermore, while we were initially encouraged by their appointment, we have subsequently lost hope, as it appears to us that all these two “independent” directors have done are “circle their wagons” in with the rest of the Board. We wonder if they even understand all of these issues and/or if they will even read this entire letter from start to finish.

We’d like to believe that General Hagee is used to giving orders, versus taking them, but the only place he is being used on the Board is the Nominating and Corporate Governance Committee, which is not where we believe the Company needs independent oversight and leadership. (Although it does make some sense to us to put a military man in a position to defend against shareholders trying to get on the Board of their own company!) After a distinguished 40-year career in the military, does General Hagee understand best practices in Corporate Governance? Did he already figure out and address the fact that the Chairman of the Corporate Governance Committee hadn’t even followed his own Corporate Governance Guidelines after three years? Does it matter to General Hagee?

Likewise for Mr. King. After 30-years as a CPA, we are glad to see him named Chairman of the Audit Committee. But after 30-years as a CPA, we are also disappointed to see him side unanimously with the Board on such issues as the “56% reduction” in stock-based compensation comment. And where does he stand on the specifics of the option exchange and/or the Board’s indirect participation in the option exchange? If he’s okay with both, that reinforces our call for two Board seats. If he’s not okay with it, why doesn’t he speak up? He’s supposed to be independent.

Perhaps he wasn’t aware of these issues, but that would also argue well as to why we need to be on the Board.

WE CANNOT DO THIS WITHOUT YOUR SUPPORT – AND YOUR VOTE.

Richard Leza and Steve Montoya are willing to stand for election to serve the interest of the Shareholders of Rackable Systems. AGAIN, WE CANNOT DO SO WITHOUT YOUR SUPPORT AND YOUR VOTE!

We are asking you to end the complacency at Rackable Systems and join with us to return the power to shareholders!

WE WILL NOT DETERMINE THE OUTCOME OF THIS ELECTION...YOU WILL.

Respectfully,

Richard L. Leza, Jr.

THIS SOLICITATION IS BEING MADE BY RICHARD L. LEZA, JR., AND NOT BY OR ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF RACKABLE SYSTEMS.

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of proxy material, please call the firm assisting Mr. Leza in his solicitation of proxies:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Call Toll Free: (800) 848-3416
All Others Call Collect: (212) 269-5550